Exhibit (a)(1)(x)

Gerdau North America Equity Incentive Plan How to Make Your Election 2013 Award Exchange

Disclaimer IMPORTANT INFORMATION The tender offer documents that are available to you, including documents we filed or will file with the United States Securities and Exchange Commission (SEC), such as the Offer to Exchange and the Schedule TO, contain important information about the exchange program. You should read this information and the documents we filed or will file with the SEC before deciding whether to exchange your eligible options or stock appreciation rights. You may access the Offer to Exchange, Schedule TO and other documents we have filed or will file with the SEC free of charge on the SEC’s website at www.sec.gov or by contacting Aneta Booth at aneta.booth@gerdau.com. We are providing you with this guide to explain the process to make your election to accept or decline the Exchange Offer. None of Gerdau, its subsidiaries, or its or their Boards of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your eligible options or stock appreciation rights in the exchange offer, and none of Gerdau, its subsidiaries or its or their Boards of Directors have authorized any person to make any recommendation on its or their behalf. This is a voluntary program and you must make your own decision whether to tender your eligible options or stock appreciation rights. You should consult your personal outside advisor(s) if you have questions about your financial, legal or tax situation as it relates to this exchange offer.

How to make your Exchange Offer election Log in to netbenefits.fidelity.com. If you are logging in for the first time, you will be required to create a username and password. Please click Register Now on the login page and follow the prompts. If you have already activated your account, please log inn and go to Step 2. Otherwise, you must activate your account online now. Click Activate next to the plan link on the Stock Plan tab. Follow the prompts to complete the online activation process. Please note: You will not be able to accept your grants online until you activate your Fidelity Account®. Select the Link for Restricted Stock Units Plan (US) or Restricted Stock Plan (Canada) on the Stock Plan tab on the NetBenefits® home page.

How to make your Exchange Offer election To view information related to the exchange offer, including the Offer to Exchange, Gerdau Equity Incentive Plan, and downloadable forms to accept or decline the offer by fax, email, or direct mail, click Plan Information & Documents. Your unaccepted and accepted grants will appear on the “Plan Summary” page. To accept the exchange offer, click the Accept Grant link. To decline the exchange offer, select Decline Grant and follow the further instructions. Note that your decision to accept or decline the exchange offer can be changed prior to 4:00pm Eastern Time on November 19 (or the end of the election period if extended by Gerdau) by completing a re-election or withdrawal form. Before you can accept (or decline) the exchange offer, you must read the Plan Document (the link to “Plan Document (PDF)” includes all materials related to the exchange offer including the Gerdau North America Equity Incentive Plan document). Indicate that you have read and agree to the Plan Document by checking the box. The Plan Document remains available for your review and can be accessed at any time by selecting Plan Information & Documents. Select Next to continue.

How to make your Exchange Offer election If you are electing to accept the exchange offer, you must indicate that: you have read and agree to the terms of the Grant Agreement and you elect to accept the terms and conditions of the exchange offer, as set forth in the Offer to Exchange. To accept the terms of the Grant Agreement and the Offer to Exchange, after placing checkmarks in both checkboxes, click the Accept button to continue. To decline the Offer to Exchange or otherwise to cancel your acceptance of the Election and keep your existing stock appreciation rights and/or stock options, select Cancel at the bottom of the page. 9

How to make your Exchange Offer election


GERDAU
Employee Benefits
Accounts
Confirmation Number: D52A6458
This unique number is confirmation of your grant acceptance. If you contact Fidelity, please use this number. Please print this confirmation for your records.
Summary
Distribution Schedule
Transaction History
Statements/Records
Plan Information & Documents
Act
Accept Grant
Decline Grant
View and Accept Agreements/Instructions
Tools & Learning
Terms of Grant
Grant Date: 09/20/2013
Grant ID: EIP13X1429
Accepted Grants: 1.000
Acceptance Date: 10/10/2013
Next Steps
Review Accepted Grant Agreement (PDF)
Review Plan Document (PDF)
View your plan summary

8. If you elect to accept the terms of the exchange offer, you will arrive at the Confirmation Page. Take note of your confirmation number and print this page for your records.

   You have now electronically accepted the terms of the exchange offer, as set forth in the Offer to Exchange.

If you decide to change your election at a later time, please review your election and the exchange offer documents by logging back into your Fidelity account at www.netbenefits.fidelity.com, viewing your RSU/RS grant and visiting the **Plan Information & Documents** link. You may withdraw or re-elect to accept the exchange offer by printing, completing and returning to Gerdau the Withdrawal Form or the Acceptance/Re-Election Form, as applicable. Prior to 4:00pm ET on November 19 (or the end of the election period if extended by Gerdau) you may:

- Scan the form and email it to aneta.booth@gerdau.com
- Fax the form to (813) 319-4881 (Attn: Aneta Booth), or
- Mail the form (post-marked before the end of the election period) to:

Gerdau Compensation: Aneta Booth
4221 W Boy Scout Blvd, Suite 600
Tampa, FL 33607

This is for informational purposes only and is not a substitute for any other materials provided in relation to the exchange offer. The Offer to Exchange, Gerdau Equity Incentive Plan and grant agreements, as well as the other documents included under "Plan Information & Documents" on your account webpage and filed as exhibits to Schedule TO with the Securities and Exchange Commission contain the terms and conditions of your election. This material has been prepared and distributed by Gerdau, and Gerdau is solely responsible for its accuracy. Gerdau is not affiliated with Fidelity Stock Plan Services or any Fidelity entity.
Stock plan recordkeeping and administrative services are offered through Fidelity Stock Plan Services, LLC.

My Total Rewards